Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE YEAR AND QUARTER ENDED FEBRUARY 28, 2011
     Midlothian, Texas April 25, 2011 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the quarter and the year ended February 28, 2011.
Highlights
•	Revenues for the year increased by $32.3 million over the same period last year, or 6.2%. For the quarter revenues were up $10.0 million over the previous year, or 8.2%.

•	Gross profit margins increased 200 basis points (“bps”) over the prior year, from 26.1% to 28.1% for the fiscal year ended February 28, 2010 and 2011, respectively.

•	Diluted earnings per share increased by 26.5% for the fiscal year, from $1.36 per share for fiscal year 2010 to $1.72 per share for fiscal year 2011.
Financial Overview
     For the quarter, consolidated net sales increased by $10.0 million, or 8.2%, from $121.4 million for the quarter ended February 28, 2010 to $131.4 million for the quarter ended February 28, 2011. Print sales for the quarter were $66.2 million, compared to $66.1 million for the same quarter last year, or an increase of 0.2%. Apparel sales for the quarter were $65.2 million, compared to $55.3 million for the same quarter last year, or an increase of 17.9%. Overall gross profit margins (“margins”) during the quarter decreased slightly from 28.2% for the three months ended February 28, 2010 to 27.5% for the three months ended February 28, 2011. Print margins increased from 26.6% to 26.9%, while our Apparel margins decreased from 30.1% to 28.0%, due to higher cotton costs and the impact of the start-up of our Agua Prieta facility. While our Apparel margins decreased slightly over the comparable quarter last year, they were in line with our nine month numbers (27.8% for the nine months ended November 30, 2010 compared to 28.0% for the current quarter). Net earnings were $9.8 million, or 8.1% of sales, for the three months ended February 28, 2010 and $9.8 million, or 7.5% of sales, for the quarter ended February 28, 2011. Diluted EPS for the quarter remained at $0.38 per share, due to the impact of higher cotton costs and the impact of the Agua Prieta startup. We estimate that the impact of the start-up of Agua Prieta during the quarter was approximately $2.4 million or $1.6 million after tax.
     Net sales increased from $517.7 million for the year ended February 28, 2010 to $550.0 million for the year ended February 28, 2011, an increase of $32.3 million or 6.2%. Print sales for the year were $272.7 million, compared to $282.3 million for the same period last year, or a decrease of 3.4%. Apparel sales for the year were $277.3 million, compared to $235.4 million for the same period last year, or an increase of 17.8%. Overall, margins increased 200 bps, from 26.1% for fiscal year 2010 to 28.1% for fiscal year 2011. Print margins increased from 27.6% to 28.3%, while Apparel margins increased from 24.4% to 27.9%, for the year ended February 28, 2010 and 2011, respectively. Net earnings increased from $35.2 million, or 6.8% of sales, for the year ended February 28, 2010 to $44.6 million, or 8.1% of sales, for the year ended February 28, 2011. Diluted earnings increased from $1.36 per share to $1.72 per share for the year ended February 28, 2010 and 2011, respectively, or 26.5%. We estimate that the start-up impact associated with the Agua Prieta facility was approximately $4.6 million ($3.0 million after tax) for the period. We still estimate the total negative impact associated with the start-up of the Agua Prieta facility to be within our original guidance of around $9.0 million, with the majority of the remaining portion being incurred during the first and second quarter of fiscal year 2012.
     The Company, during the quarter, generated $17.5 million of EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to $18.8 million for the comparable quarter last year. For the year ended February 28, 2011, the Company generated $81.5 million of EBITDA compared to $70.1 million for the comparable period last year.

	Three months ended		Year ended
	February 28,		February 28,
	2011	2010	2011	2010
Earnings before income taxes	$14,595	$15,395	$69,417	$55,669
Interest expense	262	545	1,234	2,627
Depreciation/amortization	2,599	2,854	10,897	11,817

EBITDA (non-GAAP)	$17,456	$18,794	$81,548	$70,113

     Keith Walters, Chairman, Chief Executive Officer and President, commented as follows, “We are pleased with the operational results for the year, especially considering all the challenges and the start-up of our new manufacturing facility located in Agua Prieta, Mexico. Operationally, both sectors showed positive margins improvements for the year. Our Print margins were up 70 bps, while Apparel margins were up 350 bps for the year. The Apparel sector continued to show strong sales growth, with an increase of 17.9% for the quarter. While we have been successful to date in managing the increases in our raw material costs, we continue to be concerned with the potential impact of cotton pricing on our operational results for fiscal year 2012. Our ability to continue to manage this potential cost increase will be dependent upon many factors, a number of which are outside our control. Examples are: the continued recent positive development in employment numbers, the availability of cotton, the impact of current gasoline prices on consumers discretionary spending and lastly, the pricing policies of our competitors. The construction of our new apparel manufacturing facility in Agua Prieta, Mexico continues to progress and nears completion. We continue to test processes, calibrate equipment and train employees, but expect to be producing greater than 1.0 million pounds of fabric out of this facility during the upcoming quarter. We continue to anticipate potential cost savings to be realized once this facility reaches its full production capacity. Many challenges will present themselves for fiscal year 2012; however, we feel confident in being able to meet them. We will continue to be vigilant to deliver the planned results.”

About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Mr. Michael Magill, Executive Vice President
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Year ended
Condensed Operating Results	February 28,		February 28,
	2011	2010	2011	2010
Revenues	$131,407	$121,385	$549,999	$517,738
Cost of goods sold	95,316	87,172	395,501	382,419

Gross profit margin	36,091	34,213	154,498	135,319
Operating expenses	21,183	18,321	83,677	76,737

Operating income	14,908	15,892	70,821	58,582
Other expense	313	497	1,404	2,913

Earnings before income taxes	14,595	15,395	69,417	55,669
Income tax expense	4,776	5,561	24,786	20,463

Net earnings	$9,819	$9,834	$44,631	$35,206

Earnings per share
Basic	$0.38	$0.38	$1.73	$1.37

Diluted	$0.38	$0.38	$1.72	$1.36

			February 28,	February 28,
Condensed Balance Sheet Information			2011	2010

Assets
Current assets
Cash			$12,305	$21,063
Accounts receivable, net			58,359	57,249
Inventories, net			100,363	75,137
Other			11,371	12,990

			182,398	166,439

Property, plant & equipment			93,661	65,720
Other			197,669	200,540

			$473,728	$432,699

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$18,868	$27,463
Accrued expenses			27,644	22,338

			46,512	49,801

Long-term debt			50,586	41,817
Deferred credits			28,947	27,821

Total liabilities			126,045	119,439

Shareholders’ equity			347,683	313,260

			$473,728	$432,699

			Year ended
			February 28,
Condensed Cash Flow Information			2011	2010

Cash provided by operating activities			$32,766	$82,567
Cash used in investing activities			(35,985)	(20,244)
Cash used in financing activities			(6,005)	(50,488)
Effect of exchange rates on cash			466	(58)

Change in cash			(8,758)	11,777
Cash at beginning of period			21,063	9,286

Cash at end of period			$12,305	$21,063